Exhibit 99.2

Equity Group Inc.

Moderator: Neal Butler

06-11-08/9:00 a.m. CT

Confirmation # 49373798

Equity Group Inc.

Moderator:     Neal Butler

June 11, 2008

9:00 a.m. CT

Operator:	Good morning and welcome to the KMG Incorporated third quarter 2008 conference call.

We would like to begin by reminding you that the information in this conference call includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risk and uncertainties including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that these such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause actual results to differ include, but are not limited to, the loss of primary customers; successful implementation of internal plans; product demand; the impact of competing products; increases in the prices of raw materials and active ingredients; successful acquisition and integration of additional product lines and businesses; environmental liability; the ability to obtain registration and reregistration of products; increased environmental compliance; cost of product and general political and economic risks and uncertainties.

A transcript of the call will be available on the Web site.

With that, I would now like to turn the call over to Neal Butler, President and CEO.

Neal, please go ahead.

Neal Butler:	Good morning and welcome to KMG’s third quarter 2008 conference call.

Our CFO, John Sobchak, and I will take you through information on third quarter results and our outlook for the remainder of the year and fiscal 2009. However, before we get into details of the business I would like to make a few comments about our two newest board members.

One of the key factors in continuing to deliver on our five-year strategy is to consistently upgrade our board’s capabilities and overall business strength. We’re extremely pleased to welcome two very experienced and talented gentlemen, both of whom come from executive positions in the chemical industry leading multibillion-dollar businesses.

Jerry Ermentrout brings over 30 years of experience in the global electronic chemical sector. He retired in 2007 from Air Products where he was vice president of the $2 billion electronic chemicals division which included the High-Purity Process Chemicals businesses we recently acquired. Jerry held a number of senior management positions in marketing, sales and operations and has broad experience in the management of major acquisitions and divestitures for Air Products.

Chris Fraser is the current CEO of Chemical Lime Company, the leading North American producer of calcium-based alkaline products servicing the steel, water treatment and flue gas desulphurization industries. He was formerly the president and CEO of OCI Chemical Corporation. He provides a wealth of experience in operations, business development, marketing and operations.

As we continue to grow in our target sectors their leadership, proven business skills and knowledge of the specialty chemicals business will be extremely valuable in achieving our growth plans.

Now let’s talk about the business.

In May – in late May we provided an update on our 2008 fiscal year-end sales and earnings-per-share expectations. We announced last quarter that we expected year-ending revenues of about $135 million but today we’re on track to end fiscal 2008 closer to $150 million. While we’re on track to grow sales to about 150 million, we are expecting a decline in earnings per share of 10 to 20 percent below fiscal 2007’s eighty cents per diluted share. This is due to lower-than-expected third-quarter sales in our penta and animal health segments for reasons discussed in today’s news release. You will find a more detailed description in our 10Q.

Just to briefly reiterate, third quarter penta sales were negatively impacted by the price increase for the distilled oil that our wood-treating customers blend with penta to treat utility poles. This caused utility customers to pause their pole purchases as they reevaluated their needs but we have seen orders start to pick up in the fourth quarter and expect sales to be in line with last year’s fourth quarter. We also experienced an increase in the price of a key penta raw material which is tied to the price of fuel oils. This was coupled with a decline in third quarter penta sales volume relative to the prior year period resulting in lesser throughput at our Matamoros facility, which created higher unit cost. The net effect was a reduction in penta gross margin.

We recently implemented a price increase for our penta products to mitigate the increasing raw material cost impact and, as mentioned, have seen a resurgence in volume demand in the fourth quarter. Pentachlorophenol and creosote, as many of you know, have been undergoing a reregistration process at EPA and it now appears this will be completed by calendar year end with both products being reregistered. This is an obviously important element as the registrations are basically our license to do business (inaudible) long-term health of both registrations appear to be very solid.

In our animal health segment sales were affected by unusual weather patterns, particularly in the south, resulting in much cooler temperatures that caused a delay in the parasitic fly season. We expect to book much of the sales in the fourth quarter that would have normally been recorded in the third quarter. High feed costs have also impacted the economics of cattle growers and their decisions on how to best invest limited capital. In canvassing our customer base, we still believe we will see modest sales growth this year; though less than we originally anticipated. One very positive result has been the recent receipt of several Latin American registrations for animal health products.

Last year we shared with you that one of our strategic initiatives for animal health was to expand into Latin America. This would increase the volume of sales and associated revenue and profits; plus it provides the added value of mitigating some of the seasonality by working on both sides of the equator. Ours is a spring and summer business and it is important to always have a market season in front of you. We will continue to expand Latin American registrations in 2009. Fiscal 2008’s animal health sales should modestly exceed fiscal 2007’s, but with the market downsize will fall short of our 2008 expectations.

We saw a shift in our sales mix in the third quarter towards electronic chemicals and creosote relative to the previous year. These two businesses have lower margin product lines in than penta or animal health products which affects our overall gross profit margin. However, demand for both of these products is strong and we’ve seen an uptick in sales revenue of both. John will provide the financial details in a moment.

Creosote sales in the third quarter were up 27 percent, driven by continued strength in the railroad industry. We incurred several increases in creosote cost of goods and have implemented price increases in an effort to maintain gross margin. Due to market dynamics, we have not been able to pass along price increases sufficiently to completely offset the rising cost; but as with penta, we have recently increased prices to address this run-up in cost. While margins have declined somewhat, we will end the year with overall creosote revenues and profits higher than a record fiscal 2007.

Our recently-acquired electronic chemicals business, which services the semiconductor industry, contributed 26.1 million in third-quarter sales – stronger than anticipated – and was marginally accretive to earnings and cash flow despite the associated integration cost. Additionally, as reported in last week’s press release, our U.S. and European sales teams have been successful in securing new and profitable (piece of) global businesses for both – for several, rather – HPPC products. We also successfully implemented necessary price increases to offset continued raw material increases and are recording improved margins in both the U.S. and in Europe.

The transitional services agreement, though very necessary, has reduced that business’s contribution to earnings but we’re slated to complete the integration of the business, move off of transitional services and reduce our operating expenses of the consequence in August 2009. This actually is one month longer than originally planned, to accommodate the extensive systems testing we want completed before the transition.

We are very enthusiastic about our new electronic chemicals business and are highly encouraged by the prospects we see for this operation in the market it serves. Although the margins for this new business are not yet as strong as our legacy businesses, it is important to keep in mind that those businesses did not start out with the margins they currently command. It was through the disciplined application of KMG’s acquire-optimize-grow business model that we’ve been able to improve the margins in all of those businesses. We are taking that same disciplined approach to electronic chemicals.

I will now turn the call over to John to provide more details on the financials and then I’ll discuss our outlook and summary before we open up for questions.

John Sobchak:	Thank you, Neal.

Starting with a review of the income statement, revenue in the third quarter of fiscal 2008 increased 88 percent to $50.3 million. For the first nine months of the fiscal year, revenues increased 65 percent to $103 million. The largest contributor to that increase was the addition of the electronic chemicals acquisition. Not including the electronic chemicals segment, revenues in our legacy business decreased 10 percent for the quarter and increased nine percent for the year-to-date period.

Revenues in our animal health business declined $3.6 million to $4 million for the quarter compared to last year due to the weather and economic conditions cited by Neal. We anticipate fourth-quarter sales in this segment to make up for the third-quarter shortfall and that the year sales in animal health will be higher than last year but not as strong as we originally anticipated.

Third-quarter revenues for our wood-treating chemical, penta, were down $2 million to $5.9 million versus last year; primarily, as wood treaters slow production of penta-treated poles in response to the price spike for distilled oil that they use to blend with our penta when they treat utility poles.

Creosote revenues in the third quarter increased $3 million to $14.3 million on higher prices and somewhat higher volumes. We increased prices in response to higher creosote cost that we’ve incurred.

Gross profits increased by 48 percent for the quarter to $15.1 million and by 39 percent to $32 million for the nine-month period. The increase in gross profit dollars is primarily due to the new electronic chemicals business. The gross profit margin was 30 percent for the quarter, down from 38 percent for the same quarter last year. For the year-to-date period the gross profit margin declined to 31.1 percent from 36.7 percent in fiscal 2007. The decline was primarily due to sales mix with sales of creosote and electronic chemicals increasing while penta and animal health sales have decreased. Our penta and animal health segments have higher margins than our creosote and the average electronic chemicals product.

Looking at SG&A, SG&A was $11.2 million in the third quarter, a $7.3 million increase over the prior year. Most of that increase was due to the new electronic chemicals business. For the nine-month period, SG&A was $22.6 million, an $11.3 million increase. $9.4 million of that year-to-date increase was due to the new electronic chemicals business. As a percentage of revenue, SG&A was 22.3 percent versus 14.5 percent in the third quarter of 2008. We include distribution expenses in SG&A. The electronic chemicals business is a supply chain-intensive business with relatively high distribution expenses; therefore, its SG&A, as a percentage of revenue, is higher than KMG’s legacy business.

Besides the normally recurring SG&A, we have also incurred an additional $225,000 of fees paid to outside accounting and IT consultants associated with the integration of the electronic chemicals business so far this year. Also the transitional services that we purchase from Air Products is based on their overhead cost structure. We estimate that our overhead cost structure would reduce that expense by over $175,000 per month or $700,000 for the year-to-date period.

Supply chain cost in our legacy business increased approximately $394,000; that was primarily tied to increased cost of railcar maintenance and higher fuel cost. Sales and marketing expenses in our animal health segment increased $498,000 as we endeavor to increase the market for our products in North and South America. Also accounting and legal expenses increased by about $565,000.

Operating income declined by $2.4 million to 3.9 million in the third quarter over the previous year. For the nine-month period, operating income decreased by 2.3 million to $9.5 million. The increase in SG&A expenses exceeded the benefit of higher gross profits driving down operating income. We anticipate this will improve in the fourth quarter as penta and animal health sales are expected to recover but most of the improvement in the contribution to operating income from the electronic chemicals segments will occur in fiscal 2009 after the completion of the integration effort.

Our income tax rate was 36.7 percent in the third quarter as compared to 37.1 percent for the same quarter last year.

Regarding discontinued operations, in the first quarter we reported discontinued operations associated with our MSMA business. Accordingly, the financial results of that segment had been removed from our reporting of the results of continuing operations for the current and prior years. MSMA is an agricultural product used mainly on cotton in the U.S. which we manufacture at our Matamoros plant. It’s our smallest segment with sales of $3.6 million in fiscal 2007.

Net income for the third quarter was $1.7 million or fifteen cents per diluted share. Last year we earned thirty-four cents per diluted share in the same quarter. For the nine-month period the company earned $4.8 million or forty-three cents per diluted share versus sixty-two cents per diluted share last year.

Moving into our – or moving onto our balance sheet, net working capital remains strong at $32 million and the current ratio of 1.8:1. Cash and cash equivalents were $2.3 million as of April 30th, ‘08. Trade receivables were $41.6 million; up from 11.7 at the beginning of the year. Inventories increased to $27.1 million from $13.1 million at the beginning of the year. Accounts payables increased to 23.5 million from $8.1 million on August 1.

The biggest contributor to the increase in networking capital is the electronic chemicals acquisition. Accordingly, this largely represents a new level of working capital funding for the company; however, this is also the time of year when our animal health business builds inventory and receivables during the main selling season for the segment.

Looking at our debt, total debt, including the current portion of long-term debt, was $63.2 million at quarter end versus $14.1 million at the end of last year. On December 31st we financed our acquisition of the electronic chemicals business and refinanced our then-existing bank debt with an amended and restated credit facility led by Wachovia. The new facility consists of a $35 million five-year term loan and a revolving credit facility. Interest rate floats and was initially set at 2.25 over LIBOR; that’s currently the premium over LIBOR that we are paying. The revolving credit facility is for $35 million and we borrowed $9 million against that to finance the acquisition.

Additionally on December 31st we sold $20 million of non-amortizing fixed-rate notes with an interest rate of 7.43 percent to Prudential Capital. The notes have a term of seven years, bringing our total debt on December 31 to $70 million. As of June 9th we had repaid $11.5 million of that debt, including $7.2 million of the amount borrowed on the revolving credit facility. That now leaves us with $33.2 million available under our revolver and it reduces our total debt to $58.5 million as of June 9th, resulting in a debt-to-equity ratio for the company of 0.9 to one.

I’ll now hand it back to Neal.

Neal Butler:	Thank you, John.

Regarding our animal health segment, the overall animal health market was down significantly in March and April in the U.S. and this is reflected in our third-quarter sales. As mentioned, we are actively pursuing greater sales in Latin America and the western United States. We recently obtained registrations in several Latin American markets and will see marginal sales in those countries in fiscal 2008 with growth into fiscal 2009. We will continue to obtain registration in Latin America and increase our portfolio offering in all key animal production countries in the southern hemisphere of the Americas.

Additionally, we have expanded our animal health product line to include three new product offerings. These products will not generate revenues as significant as Avenger but will be important contributors to our animal health portfolio. A key component of our animal health strategy is to develop and introduce new chemistry in the various delivery vehicles we market, such as ear tags and dust. This spring we placed a new ear tag in field trials and, based upon field research data, hope to initiate registration efforts in late 2009 or early 2010. This would be an improvement on the current Avenger ear tag. We expect sales of approximately $150 million in fiscal 2008, up from $90 million last year driven by electronic chemical sales and creosote. We expect fourth-quarter 2008 earnings-per-share to be significantly better than the comparable quarter of 2007 but it won’t offset the decline in third-quarter earnings and, as a result, we anticipate the 10 to 20-percent decline – decline, rather – in year-over-year earnings per share for 2008.

We expect substantial growth in fiscal 2009, including net sales of approximately $200 million and significantly improved profitability. The factors contributing to this outlook include the following:   our electronic chemicals business will be consolidated for the entire fiscal year; also again, as mentioned earlier, we have successfully secured new and profitable business from several major global customers since completing the acquisition; and we are currently bidding on new business in the Pacific Rim. We don’t know at this point if we’ll be successful but we have been invited by several key semiconductor producers in Asia to participate in their request for quotes.

We have implemented price increases for our wood-treating and electronic chemicals products, which should help mitigate continuing raw material price increases; especially those tied to rising petroleum prices. We will continue to closely monitor raw material costs and strive to improve unit gross margin.

Certain operating expenses will be eliminated in fiscal 2009 including $1 million incurred in fiscal 2008 in connection with the integration of the electronic chemicals business and another $1.2 million of amortization of certain intangible assets primarily associated with the June 2005 penta acquisition. Projected amortization expense through 2012 is provided in our 2007 10K.

In conclusion, I’d like to reiterate that we remain focused on three core competencies that are key to KMG success: first is maximizing free cash flow from operations, which gives us the ability to pursue and fund acquisitions and maintain a strong balance sheet; the second is identifying and closing on acquisitions that meet our criteria and metrics; and the third is effective and efficient integration of new businesses, thus minimizing the timeline to maximize cash flow. We are convinced that when implemented correctly this becomes a perpetual effort that builds upon itself and provides an effective conduit to strengthen our position in selected markets and continue to build the scale of the company. 2008 five-year strategy developed last year set as one of the key objectives achieving revenue of $250 million by 2012. With the January acquisition of the electronic chemicals business, our 2009 sales, as noted, will be around $200 million; so we not only are well on our way to achieving this objective but will no doubt adjust it upwards when we finalize the 2009 strategy.

While we are focused, in the near term, on completing integration of our electronic chemicals acquisition, we continue to seek attractive growth opportunities and are targeting companies in the animal health, electronic chemicals and agricultural chemical segments that meet our criteria. We are confident that we will achieve the level of success from previous acquisitions.

Now I’d like to open the call for questions and, operator, I’d ask you to assist us with that.

Thank you.

Operator:	Ladies and gentlemen, if you would like to ask a question simply press star then the number one on your telephone keypad. If you would like to withdraw your question press star then the number two.

We’ll pause for just a moment to compile the Q&A roster.

Your first question will come from the line of Daniel Rizzo with Sidoti & Company.

Daniel Rizzo:	Hi, guys.

You indicated that creosote sales were relatively strong in higher prices and increased volume. Do you see that going forward? Because I know – well, for instance, Koppers saw creosote and their railroad tie sales falling off last quarter. So I was wondering why the divergence.

Neal Butler:

One of the things that we had reported I think last quarter was that we believe the creosote sales and the demand for ties and the associated creosote sales would drop maybe 10 to 15 percent. Through this quarter we have not seen that in our sales. You know, I know that – I know what you said about Koppers and their report on sales of railroad ties but thus far ours has remained pretty constant with last year.

Daniel Rizzo:	OK.

John Sobchak:

(In that sort of thing), Dan, I think you have to keep in mind these treating facilities are actually associated with specific railroads; they’re along certain railroad lines. And so depending upon the purchasing of the railroads that your treaters serve it can impact, you know, your results from a, you know, quarter-to-quarter, year-to-year basis.

Neal Butler:

And there’s one other factor to keep in mind with treated railroad ties. The whitewood is actually put in inventory at the treaters and it is held in inventory for nine months to allow it to air dry. Once it air dries they have to treat that within a fairly short window. It’s a fairly short period of time that they have to treat those ties. So a lot of the treating is a consequence of when the ties are ready and how many ties happen to be sitting in a particular treaters lot.

Daniel Rizzo:

OK. I got you. That makes more sense then. And then you indicated that you’re going to be selling animal health products in Latin America. I’m sorry. Do you have approval to sell anything yet or is it just you’re still waiting for your first approval?

Neal Butler:

No, we actually have approval and will sell – we’ll have sales this fiscal year. This quarter – the fourth quarter – we will actually have sales into Latin America of several of our animal health products; predominately the ear tags. But you know actually in Puerto Rico we’re going to be selling our entire – just about the entire animal health product line will move into that country.

Daniel Rizzo:	That’s great. And finally, you said you just recently raised penta prices with – well, I mean are you planning on raising prices further in the near future?

Neal Butler:

Well, I guess the best answer I can give you on that is if our raw material costs continue to go up we absolutely are going to continue to raise prices; you know just to cover the raw material costs. Part of our ongoing strategy is to cover raw material costs and attempt to improve gross margins and that hasn’t changed.

Daniel Rizzo:	OK. All right, thanks guys.

John Sobchak:	Thank you, Dan.

Operator:	Your next question will come from the line of (David Ushak) with SMH Capital.

David Yushak:

On the animal health, guys, the – you obviously, halfway through the quarter here, have to be feeling pretty good then from your press release about that weather issue was more the factor than maybe acceptance from existing customers as well as potentially new customers. So I was wondering if you can give us an update on that as well as some sense as to as you’ve seen the sales rolling out here in the third quarter into the fourth, are you getting good recurring revenue off of those who have used the Avenger ear tag last year are back this year and it’s only a matter that the weather may be more – been the factor than concerns about the product line itself.

Neal Butler:

There are actually two key factors that are impacting that market; the first one, obviously, is the weather and the fact that it’s delayed the fly season because they don’t – they just don’t work the cows and treat them when it’s cold. So that is an issue. The other one is just the general economics of the market right now. The animal health market in general has not been particularly strong this year and most of it’s been driven by fuel and feed prices. So both of them are having an impact on the market.

Now, to the other portion of the question that you ask about the acceptance of the ear tag, absolutely not. The Avenger ear tag, the acceptance of it and the marketplace’s acceptance of the tag has been and continues to be extremely good. It’s recognized, I think, universally as – I say universally; maybe that’s a strong word but I do believe it’s recognized across the majority of the market as being the most efficacious hornfly ear tag in the marketplace today. So we feel very good about that and I made a comment earlier about putting an additional or putting a new tag in trials and that new tag is basically an Avenger plus tag. It’s actually taking the Avenger tag and improving upon the efficacy.

David Yushak:

Now on that new tag then, would it be just replacing the old Avenger or is it going to be something that helps you kind of switch back and forth between the two so that in its entirety that product can have more longevity, as far as years, so that that immunity factor doesn’t become an issue?

Neal Butler:

The attempt, in that particular tag, is an improvement upon the current Avenger tag. It’s not new chemistry, per se; it’s an improvement in the efficacy of that tag. It’s not part of the resistance strategy. Now we are looking at additional pieces of chemistry to put in the various vehicles that we manufacture; you know, whether it’s ear tags, dust, pour-ons, et cetera. We are looking at some additional chemistry right now to put in a tag that would do what you’re talking about and that is be a tag that you would use in rotation with the Avenger tag. Now, those are trials that we’d be putting in place probably next year and inevitably, when you put those into trials – into field trials, you know you’re looking at probably 18 months to two years before you’d actually apply for registrations but you do that recognizing that the life of these tags, in terms of no resistance, may be, you know, six or seven years then you may start to see resistance. So it’s important to have your replacement on the shelf then.

David Yushak:

Good. As far as the – your process of expanding into Latin America, can you just give us maybe some – how’s that sales structure setting up right now so that, as you indicated, you’re going to get some results in the fourth quarter and able to kind of timeline to get further into South America, like in Brazil? Could you give us some timelines as to where you are on the infrastructure as you go further south and what other things you need to put in place to get those resources so that you can be doing something as far south as Brazil by next year?

Neal Butler:

Well, the first thing, in terms of looking at channel partners, which is our distribution network, we actually have that established in all of the major Latin American countries now. We’ve got – distribution agreements are signed and in place with our customers throughout Latin America. There are a number of registrations. Some of the ear tag registrations, such as the Patriot tag or the Terminator tag or some of those that have been around a bit, those registrations actually are a little bit easier to get and they come a bit more rapidly simply because there’s a large database that’s already available in those countries. Now, those are the ones that we’re getting today and we’re looking now to expand registrations on basically the entire product line there which would be the Avenger tag and a number of the other dusts and so forth.

And those will take anywhere form six month to 18 months depending upon the country.

The largest country down there in terms of animal health products is Brazil. Brazil just also happens to be the most difficult to get registrations when you initiate registration process in that country, it takes anywhere from 12 to 24 months. I mean, it’s very bureaucratically driven, but nonetheless, it takes a while to get the registrations there. We have sales in Brazil right now with one of our tags.

And we’re expanding – we’ll be working to expand in all of those countries. So what you’re going to see over the course of say, the next 18 months, you’re just going to gradually see the addition of more and more registrations in the various countries.

And it’s difficult for me to tag a timeline for each country because again, a lot of it is just driven by local bureaucracy, but inevitably, it’s going to be somewhere within, you know, 12 to 24 months for basically, the full product line.

David Yushak:	OK, and then one other thing the animal health.

To help offset some of the cost of, you know, of the feed stocks and all that to go into the cattle population, can you not make a potential argument as an offset that the productivity gained by using a tag (can) as least mitigate some of the costs of the materials so that cattlemen will begin to maybe take a more serious look at it to offsetting the cost of food by getting maybe more cattle (wake)?

Neal Butler:

I mean, absolutely. That’s the basic argument within the basic reason they use the tags. I mean, it’s all based on return on the investment. The only issue that I guess you have to take into account – and you know, I made the comment just a moment ago, is that they’re all operating on, you know, limited capital, and they have to determine where they’re going to place that capital. And one of the things, when they look at, you know, the high cost of fuel, the high cost of hay, the high cost of feed, there are some things that are absolutes and you have to have, and there are some other areas that you may have to cut. And in some areas, some of the growers have done, they’ve cut some of the animal health expenses out this year. Now, we don’t think it’s traumatic, but we do believe it’s happening in some markets.

John Sobchak:

And, (David), tagging the cattle is part of an operation that the cattle growers do in the springtime as they work the cattle to put them out to their summer pasture. And we’ve had some anecdotal evidence that because of the economic pressures these guys are under with the feed cost and fertilizer costs that some of them aren’t working the cattle. They’re not, you know, putting them into a squeeze shoot and giving them their vaccines, and give them their doses, and other things.

And so when they’re not doing all that work, that’s when they clip on the ear tag. So if they’re just going to send them out to the summer pasture without working them, you know, we kind of lost our opportunity to sell tags there. And we’ve seen a little bit of that.

David Yushak:	OK.

Then for you, John, just a couple of things. Who is was the EBIT margin in your electronic chemicals in the quarter?

John Sobchak:	We’ll have information in our Q data which will follow either Friday or Monday with that detail. We’ll be able to calculate that.

David Yushak:

OK. And then, one last thing for you guys. On the debt repayment, you indicated you expect about $9 million of repayment primarily the revolver, but you’re already at eleven-and-a-half for the year, what’s it look like for the full year right now? Because certainly, that means that you are going to be exceeding those initial expectations.

John Sobchak:

Just to be clear, (David), you know we had said we won’t be expected to pay down the $9 million of revolver, but (inaudible), but in addition to that, the normally scheduled $2 million principal payment on our Oxy note that comes due every June, and the normal amortization on our term loans. So we’d always anticipated paying back than $9 million by the end of the year.

And you know, we are a bit ahead of schedule. And how much more debt we pay down versus holding onto the cash, we haven’t fully determined yet.

David Yushak:	OK, fine.

John Sobchak:	Obviously, the business is still, you know, notwithstanding, the decline in our earnings we saw in the third quarter of the business, is still very strongly cash flow.

David Yushak:	OK, that’s it for me. Thanks.

Operator:	Our next question will come from the line of (Ryan Connors) with Boenning and Scattergood.

(Ryan Connors):	Good morning, Neal and John.

Neal Butler:	Good morning, sir.

John Sobchak:	Good morning, (Ryan).

Ryan Connors:

What are the (test) back on the (wood) treatment business for a minute. You know, and in particular, the impact of, you know, the elevated petroleum related commodity price environment that we’re in. You know, obviously, this quarter, this time around, it was (Penta) impacted by that but we’ve seen the creosote business similarly impacted in the past. And I’m curious to get your thoughts, Neal, on what – if we’re to assume that energy prices do remain at these elevated levels indefinitely, and even increase from there, you know, does that create a strategic risk for that business in terms of, you know, if you do have to keep raising prices, does it become difficult, more difficult to complete with the alternatives? And is there a chance that substitutions start to really take a bite out of, you know, market-wide demand?

Neal Butler:

Well, if you separate the two businesses and talk about them one at a time, you talk about the rail tie business and the associated creosote sales. Today, there is not really an alternative for creosote in that market. You know, people talk about concrete ties or some composite ties, but those really aren’t replacements for the wood ties because you can’t mix them in a railroad bed. That’s the first issue.

And second issue, even if the price of creosote continues to increase, a creosote treated tie is still notably less expensive than the other, the alternative, which are, again, things like creosote, and the composites.

So no, I don’t think there is a strategic concern in the creosote market.

If you look at the (Penta) market, it kind of has always been notably more expensive than the primary competition, which is CCA, the, excuse me, the

(Penta) poles have been purchased traditionally, and you know, historically, end to date, because of the fiscal characteristics of the poles, there are several things about a (Penta) pole that make them exceedingly better in a number of ways than the poles that are treated with a water-based product. Because obviously, the (Penta) is an oil-based product.

And those advantages don’t go away. Now, the question is where is the threshold at which time somebody says, well, those advantages no longer are sufficient to offset the cost differential. I don’t know exactly where that threshold is. We pressured it pretty hard lately and what we’ve seen is, and in canvassing our customers, we still think the (Penta) demand is going to remain where it has been because of preference for those poles is still very strong.

They don’t like the cost of the oil, but they understand the fact that if they want the (Penta) pole and the characteristics they’re going to have to pay the price of the oil.

Ryan Connors:	OK, that’s helpful. Thanks for your time this morning, guys.

John Sobchak:	One clarification, too, just so everybody is clear.

The cost advantage that CCA has over (Penta) is not in the price of the CCA or the (Penta), but primarily, it’s in the cost of the dilutant. CCA is dissolved in water by wood treaters and used to treat utility poles and (Penta) is dissolved in oil, distillate oil, Number 2 oil. And then it’s used to treat utility poles by the treaters. And that’s where the expense, additional expense for a (Penta) pole comes in.

Operator:	Once again, ladies and gentlemen, if you would like to ask a question, simply press star, then the number one on your telephone keypad.

The next question will come from the line of (Chris Samsung) with Robotti & Company.

(Chris Samsung):	Hi, good morning. I think a couple of callers ago, the question was asked already about the electronic chemicals business. So you’re to providing any further information at this point on EBIT or EBITDA out of that segment this quarter?

John Sobchak:

We have full segment reporting coming out in the Q though. And in the Q we have revenues, operating, income and depreciation. We have it broken out by the North American and the electronic chemical segment, and the rest of the world, or really the Milan operation segment.

(Chris Samsung):	OK. And just so I’m clear. In the quarter, what were the expenses that are not expected to recur next year?

John Sobchak:	Well ...

(Chris Samsung):	In that segment I should say.

John Sobchak:

Yes. In the – within the transitional services agreement, because we are paying basically an allocation of Air Products costs and Air Products, you know, is using an SAP system to run their operation, and they have a larger overhead structure, we estimate that our cost to provide those same services will be $175,000 per month less.

In addition to that, we’ve incurred $225,000 from the period from January 1 through April, so for those four months. And those expenses were paid to outside accounting and IT consultants to assist us with the integration. So you know, that comes out to about another $55,000 to $60,000 per month of other costs that would go away after integration.

So you could, you know, add those two up and say, about $225,000 to $230,000 per month cost savings.

(Chris Samsung):	OK, and then those costs are showing up in operating expenses, not in cost of being sold, right?

John Sobchak:	That’s right. They’re primarily SG&A, and again, just to remind everybody, we consider distribution expenses as a sales expense so it shows up as an operating expense in SG&A.

(Chris Samsung):

Can you talk a little about what your expectations are for that segment next year? If I recall correctly, that segment generated 90 million in revenue at the time of the acquisition and had, you know, a 40 percent market share with two other large players. Can you talk about maybe your expectations next year with respect to – is that industry growing? Do you expect to grow through market share?

Thanks.

John Sobchak:

Well, if you look at the results for the quarter, $26 million for electronic chemical segment, you know, you can see that we’re on a forward revenue rate of closer to $105 million versus $90 million that was done last year.

We’re very pleased that the business is growing. We’ve had, as Neal mentioned, we’ve had some significant success over these first five months of owing the business at bringing in additional business from some of the large semiconductor manufacturers, so we’re very optimistic about it. I think it’s the combination of us spending some time and paying attention to the business.

But, you know, also what we’ve seen in this economic environment, our customers haven’t been too adversely impacted by the economy, and we’re still seeing strong chip production in our markets.

So we’ll have – going forward, we’ll have more of an outlook to provide in our end of year release and our, you know, our forward-looking statements for 2009.

Male:	OK. Thanks.

Operator:	Your next question will come from the line of (Russ Haberman) with (Haberman) Fund.

(Russ Haberman):	Good morning, gentlemen. How are you?

Male:	Very well.

Male:	Good morning.

(Russ Haberman):

Could – you touched upon, I guess, adding additional acquisitions. Would they be to the existing businesses, to additional businesses? What are you – or is the emphasis going to be basically to pay down your 65 – 50 to $60 million dollars of debt before you would do any sort of add-ons?

John Sobchak:

Well, in the near term, you know, we’re focused on the integration, and during that time period we’ll continue to pay down debt very aggressively. As we’ve said in the past, this is moving into our cash generation – cash generating part of our cash cycle where, you know, receivables have built up and now we’re collecting cash, and so we’ll be paying down debt aggressively.

The – going forward, we would prefer to look at some bolt on acquisitions for the platforms that we’ve already established. We think there’s a lot of opportunities in electronic chemicals and that there are opportunities also in animal health. You know, we have plans to aggressively grow animal health organically, but also through acquisitions.

You know, that being said, we also see opportunities in agricultural chemicals and remain open to ideas there. You know, entering a – yet a new business segment is probably further down the list.

(Russ Haberman):	OK. Thank you very much.

Operator:	Your next question is a follow-up question from the line of David Yushak with SMH Capital.

David Yushak:

Judging from some of your comments you made earlier about the – getting some new business opportunities over in Europe as well as some of the things you’re saying here, it does suggest your early experience with electronic chemicals is probably better than expected. Is that fair to say?

Neal Butler:

Maybe. I mean, it may be marginally better. You know, we dissected this business during our due diligence process as we saw some areas that we thought we could increase the business, and basically we saw areas where Air Products was probably just paying a bit less attention. I mean they weren’t doing a bad job. They just weren’t paying the degree of attention that we anticipated we’d be paying to some of these businesses.

So there have been a couple of up sides that we’ve taken advantage of that we didn’t anticipate, but there have been several that we have pursued that we anticipated prior to the acquisition that, you know, we could target, go after and be successful. So it’s been a bit of both.

David Yushak:

So, it does suggest, though, because of that latter success that you’ve had that the things that you were hoping and been able to achieve on the get go look pretty darn comfortable to you. There is no problem, so to speak, surfacing in addressing issues that may have been a negative surprise for you, so to speak.

Neal Butler:

Now, that’s an accurate statement. I don’t know of anything from a negative standpoint that’s been a surprise to us. You know, as we continue to drill down in this business and wrap our arms around it and gain a better working knowledge of it, inevitably, you know, you keep finding some of these hidden gems that exist in a business like this that we go out and take advantage of.

David Yushak:	OK. Well ...

John Sobchak:

Maybe the one thing that might have surprised us a little bit were some of the raw material prices that have been tied to fertilizers, you know, sulfur, phosphorous. Those raw material prices have increased aggressively probably more so than we had anticipated in October when we signed the original purchase agreement with Air Products.

As anticipated, you know, we have been able to respond in the market. However, you know, especially in Europe, we had not, you know, in the beginning months, our main focus was on stabilizing the customer base, you know. It was not a – we didn’t consider it a good strategy to come out of the box and start raising prices aggressively.

You know, we feel like we have established ourselves with customers and now we’re addressing, you know, we’re addressing the pricing issues and we’re doing so very successfully, I think.

Neal Butler:

Yes, John makes a good point, though. I mean, that is one of the things, and I stand correct on it, that is one of the things that did surprise us a little bit was that the raw material prices ramped up a bit more rapidly we had anticipated, and particularly, as John said, all of the sulfur-based products, and there’s three of our major products that are directly impacted by the price of sulfur, and sulfur, as you’re probably aware, has been driving up as a consequence of the fertilizer demand around the world, and we have been aggressively increasing prices to compensate for that increase in cost, and we had to be a little bit more aggressive earlier on than we had anticipated.

David Yushak:

But, you know, the fact that you’ve been able to stabilize that customer base when the customer’s been used to dealing with, and then Air Products is a well-known entity versus a KMG Chemicals, it’s not so well known, and been able to anchor that and been able to recover some of these things as well as you did does suggest that execution wise right now you’re pacing very well in the acquisition.

Neal Butler:

Yes. I think that’s a true statement. One of the things that we recognize going into this, though, was just the point you made that they were used to working with large multi-national companies. KMG was not kind of known, it was unknown to most of these people, so that’s one of the things that we recognized at the very onset that we were going to have to pay particular attention to, and we’ve made a concerted effort to address that and try to insure that we had a – we worked with the customers where they had a comfort level in working with us, and I think we’ve accomplished that, at least certainly to date we have.

David Yushak:	And ...

John Sobchak:	And we really have to tip our hats to the new employees that joined us from Air Products. They did a masterful job, I think, at transitioning those relationships over.

Neal Butler:	Yes. There were some – there’s some – been some notable talent has come into our organization with that acquisition.

David Yushak:	That’s great to hear because when you pay that kind of money for an acquisition, it’s nice to see it monetizing early.

Neal Butler:	Yes.

Operator:	At this time, there are no further questions. I will now turn the conference back to management for closing remarks.

Neal Butler:

We want to thank everybody for taking time to meet with us today. As John said, the Q will be coming out shortly and there will be obviously greater detail about everything that we have gone over today.

Transcript of this conference call will be on our Web site.

And with that, we want to thank everybody’s participation, and we look forward to visiting with you next quarter. Thank you.

Operator:	Ladies and gentlemen, this does conclude the KMG Incorporated third quarter 2008 conference call. You may now disconnect.

END